Exhibit 99.1

Straight Path Communications Reports Results for Second Quarter of Fiscal 2016

GLEN ALLEN, VA — March 11, 2016 — Straight Path Communications Inc. (NYSE MKT: STRP), a communications asset company, announced today operating results for its second quarter of fiscal 2016, the three months ended January 31, 2016. Straight Path holds and leases an extensive portfolio of 39 GHz and LMDS wireless spectrum licenses with deep coverage across the entire United States and owns an intellectual property portfolio focused on communications over computer networks.

Q2 Fiscal Year 2016 Highlights

(In millions of USD)	FY 2016 – Q2	FY 2015 – Q2	FY 2016 – Q1
Total Revenues	$0.1	$2.8	$1.7
Total Costs	$2.7	$2.9	$2.4
Loss from Operations	$(2.6)	$(0.2)	$(0.7)
Other Income	$0.4	$0.0	$0.0
Income (Taxes) Tax Benefit	$0.0	$(0.1)	$0.0
Net Loss Attributable to SPCI	$(2.0)	$(0.3)	$(0.6)

Some items in the table may not foot correctly due to rounding

●	Total revenues of $0.1 million related solely to spectrum leasing, compared to total revenues of $1.7 million in the previous quarter and $2.8 million year ago. Decrease in revenue is due to the end of recognition of revenue from IP settlements entered into in prior periods, as our primary patents expired in Sep 2015

●	Loss from operations of $2.6 million, compared to loss from operations of $0.7 million in the previous quarter and loss from operations of $0.2 million in second quarter fiscal 2015

●	Net loss attributable to SPCI of $2.0 million compared to net loss attributable to SPCI of $0.6 million in the previous quarter and net loss attributable to SPCI of $0.3 million in second quarter fiscal 2015

●	Cash and cash equivalents of $15.4 million at January 31, 2016, down by $0.9 million from the prior quarter close, in line with expectations

●	FCC continued its Notice of Proposed Rulemaking (“NPRM”) process by accepting industry comments and reply comments through Feb 2016

●	Patent Trial and Appeals Board (“PTAB”) rejected challenges to most of the claims in three of our patents in light of last November’s Court of Appeals decision that reversed the PTAB’s earlier cancellation of key claims in one of the patents

Management Comments

Davidi Jonas, Chief Executive Officer of Straight Path commented, “Straight Path continued to execute on its strategic objectives. We once again operated efficiently this quarter and made continued progress in several key areas regarding our spectrum and intellectual property subsidiaries:

●	We met on two occasions with the FCC and submitted two rounds of comments on the NPRM. We coordinated industry consensus on critical aspects of the NPRM. Please view our comments regarding the NPRM by visiting the FCC’s Electronic Comment Filing System at http://apps.fcc.gov/ecfs/ and searching under the Docket No. 14-177.

●	The 39 GHz 5G transceiver we are developing at our Gigabit Mobility Lab is proceeding as planned, and we expect to demonstrate within calendar 2016. GML is also attracting attention from industry leaders interested in partnering with us.

●	Our technical team, led by our CTO and VP of Technology, along with our Strategic Technical Advisory Board members continue to receive well deserved recognition for their work on next generation technology.

●	The development by CBNL of a 39 GHz point-to-multipoint (“PMP”) radio is proceeding as planned, and we expect commercial availability within calendar 2016.

●	Our appeal of the PTAB’s adverse decision on certain of our key patent claims was successful. The PTAB subsequently ruled in our favor in another proceeding where the same claim construction was at issue. In light of these favorable decisions, Straight Path IP Group is considering potential paths forward.”

Mr. Jonas concluded, “While the revenue for the quarter is markedly low as expected, we are energized by the progress we have achieved towards our strategic objectives, and believe that they will catalyze revenue growth and increase value. We hope to continue to deliver on the efforts that will generate maximal value for our stockholders.”

# # #

Investor Conference Call

Straight Path will host a conference call this afternoon, Friday, March 11, 2016 at 4:15pm EST to provide a business update to the investment community. To participate, please call 1-855-327-6837 from the U.S. or + 1-631-891-4304 internationally and ask to be connected with the Straight Path Communications earnings call. The conference call will also be available via a listen-only webcast by accessing the Investors section of Straight Path Communications’ website, www.straightpath.com/investors.

A replay of the conference call will also be available approximately two hours after completion of the live conference call at www.straightpath.com/investors. A telephonic replay of the call will be available until March 18, 2016. To access the replay, please dial: 1-877-870-5176 from the U.S. or +1-858-384-5517 internationally. Participants must use the following code to access the replay of the call: 10000802.

About Straight Path Communications Inc.

Straight Path (NYSE MKT: STRP) holds, leases and markets its extensive holdings of 39 GHz and 28 GHz fixed wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path holds, licenses and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path’s websites: Corporate: www.straightpath.com Spectrum: www.straightpath39.com

Safe Harbor

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2015 and our other periodic filings with the SEC (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact

Yonatan Cantor

Straight Path Communications Inc.

804-433-1523

yonatan.cantor@straightpath.com

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

	January 31, 2016	July 31, 2015
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$15,350	$18,620
Trade accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	48	82
Prepaid expenses - related to IP settlements and licensing	-	783
Other current assets	272	273
Total current assets	15,670	19,758
Prepaid expenses – development agreement	700	-
Property and equipment, net of accumulated depreciation	56	-
Intangible assets	365	365
Other assets	107	115
Total Assets	$16,898	$20,238

Liabilities and Equity
Current liabilities:
Trade accounts payable	$124	$238
Accrued expenses	469	828
Deferred revenue	107	1,646
Income taxes payable	225	225
Total current liabilities	925	2,937
Deferred revenue - long-term portion	98	105
Total liabilities	1,023	3,042
Commitments and contingencies
Equity
Straight Path Communications Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 3,000 shares authorized; no shares issued and outstanding	-	-
Class A common stock, $0.01 par value; 2,000 shares authorized; 787 shares issued and outstanding	8	8
Class B common stock, $0.01 par value; 40,000 shares authorized; 11,420 and 11,308 shares issued, 11,378 and 11,266 shares outstanding as of January 31, 2016 and July 31, 2015	114	113
Common stock to be issued; 0 and 60,000 shares	-	1,495
Additional paid-in capital	20,397	17,316
(Accumulated deficit) retained earnings	(2,586)	72
Treasury stock, 42 shares at cost	(480)	(480)
Total Straight Path Communications Inc. stockholders’ equity	17,453	18,524
Noncontrolling interests	(1,578)	(1,328)
Total equity	15,875	17,196
Total liabilities and equity	$16,898	$20,238

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2016	2015	2016	2015

Revenues	$112	$2,781	$1,815	$7,604

Costs and expenses:
Direct cost of revenues	13	1,338	795	3,446
Research and development	374	-	374	-
Selling, general and administrative	2,346	1,605	3,958	2,708

Total costs and expenses	2,733	2,943	5,127	6,154

(Loss) income from operations	(2,621)	(162)	(3,312)	1,450

Other income:
Interest income	10	9	20	18
Other income	390	-	390	23

Total other income	400	9	410	41

(Loss) income before income taxes	(2,221)	(153)	(2,902)	1,491
Provision for income taxes	-	(100)	(6)	(855)

Net (loss) income	(2,221)	(253)	(2,908)	636
Net loss (income) attributable to noncontrolling interests	195	(24)	250	(207)

Net (loss) income attributable to Straight Path Communications Inc.	$(2,026)	$(277)	$(2,658)	$429

(Loss) earnings per share attributable to Straight Path Communications Inc. stockholders:
Basic	$(0.17)	$(0.02)	$(0.23)	$0.04

Diluted	$(0.17)	$(0.02)	$(0.23)	$0.04

Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	11,854	11,420	11,832	11,409

Diluted	11,854	11,420	11,832	11,837

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STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In Thousands)

	Six Months Ended
	January 31,
	2016	2015

Operating activities:
Net (loss) income	$(2,908)	$636
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Common stock issued or to be issued for compensation	1,586	1,229
Deferred tax assets	-	855
Changes in assets and liabilities:
Trade accounts receivable, net	34	(6)
Prepaid expenses – related to IP settlements and licensing	783	2,414
Other current assets	1	(99)
Prepaid expenses – development agreement	(700)	-
Other assets	8	9
Trade accounts payable	(114)	195
Accrued expenses	(359)	(487)
Due to IDT Corporation	-	37
Deferred revenue	(1,546)	(4,909)
Income taxes payable	-	(82)
Net cash used in operating activities	(3,215)	(208)

Investing activities:
Purchases of property and equipment	(56)	-
Net cash used in investing activities	(56)	-

Financing activities:
Common stock issued upon exercise of stock options	1	26
Sale of treasury stock	-	65
Net cash provided by financing activities	1	91

Net decrease in cash and cash equivalents	(3,270)	(117)
Cash and cash equivalents at beginning of period	18,620	21,232
Cash and cash equivalents at end of period	$15,350	$21,115

Supplemental schedule of noncash activities
Common stock repurchased for withholding tax purposes	$-	$348

Supplemental cash flow information
Cash paid during the period for income taxes	$3	$82

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